Exhibit 16.1

September 21, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of the Form 8-K for the event that occurred on September 16, 2009, to be filed by our former client, the Cornerstone Realty Fund, LLC.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO SEIDMAN, LLP